EXHIBIT 99.1

Contact:

Matt Selinger, Partner

Genesis Select Corporation

(303) 415-0200

PC MALL REPORTS SECOND QUARTER 2012 RESULTS

Second Quarter Highlights (2012 compared to 2011):

•                  Q2 2012 net sales increased $0.7 million to a second quarter record $362.6 million

•                  Q2 gross profit increased 5% to a second quarter record $48.5 million

•                  Q2 gross profit margin increased to 13.4% from 12.8%

•                  Q2 EBITDA increased 31% to $6.6 million

•                  Q2 operating profit increased 33% to $3.4 million

•                 Diluted earnings per share (EPS) increased 50% to $0.12

El Segundo, California — August 7, 2012 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today reported financial results for the second quarter of 2012. Consolidated net sales for Q2 2012 were a second quarter record $362.6 million, an increase of $0.7 million, from $361.9 million in Q2 2011, and was impacted by a $16.7 million decrease in sales to promotional companies under a vendor program change in Q4 by a large vendor. Excluding the effect of this program change, our sales grew $17.4 million, or 5% compared to Q2 2011. Consolidated gross profit for Q2 2012 increased 5% to a second quarter record $48.5 million from $46.4 million in Q2 2011. Consolidated gross profit margin was 13.4% in Q2 2012 compared to 12.8% in Q2 2011. EBITDA (as defined below), which includes $0.5 million of severance and restructuring related costs for Q2 2012, increased $1.6 million to $6.6 million from $5.0 million in Q2 2011. Consolidated operating profit for Q2 2012, which includes $0.7 million of severance and restructuring related costs, increased 33% to $3.4 million compared to $2.6 million for Q2 2011. Consolidated net income for Q2 2012 was $1.4 million compared to $1.0 million for Q2 2011. Diluted EPS for Q2 2012 was $0.12 compared to diluted EPS of $0.08 for Q2 2011.

Commenting on the Company’s second quarter results, Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “We are pleased that, despite an uncertain macro environment, we were able to grow our sales by 5% year over year in Q2 excluding the vendor program change, while increasing our gross margin to 13.4%. We continue to be focused on our operating expenses, and through disciplined cost controls we were able to grow our EBITDA by 31% and our diluted EPS by 50% year over year. Included in EBITDA are $0.5 million of severance and restructuring related costs and, excluding those costs, our EBITDA would have been $7.1 million in Q2. Our focus on our services business is paying off, as evidenced by strong services growth in the first half of 2012 of 27%. We are also excited about the pending changes associated with our rebranding, which we expect to be effected on January 1, 2013. We look forward to sharing more information and details regarding our rebranding strategies in the weeks to come.”

Khulusi continued, “While we are cautiously optimistic about the demand environment in the 2nd half of 2012, based upon the demand trends we saw in the second quarter and macro-economic uncertainty, our current financial goals for this year are to achieve revenue of at least $1.5 billion and EBITDA, excluding severance and restructuring related expenses, of between $29 million and $31 million. We continue to take steps to improve our gross margins, including making significant investments in our services businesses, which, in addition to many cost control measures, are making meaningful contributions to our bottom line. We believe we are well positioned in the marketplace and well situated for the future, and as we consummate our rebranding, our IT systems upgrade and integration and make additional planned improvements, we expect these changes will have a positive and material effect on our results.”

Segment Results

SMB

Q2 2012 net sales for our SMB segment were $115.6 million compared to $131.3 million in Q2 2011, a decrease of $15.7 million, or 12%. This decrease was due to a $17.2 million decline in sales to promotional companies as a result of the program change mentioned earlier, offset by a $1.6 million increase in sales to customers outside that program. As we indicated previously, the effects of this program change will continue to have an impact on year over year comparisons throughout 2012. In 2011, sales under this program were approximately $23.2 million, $20.0 million, $12.7 million and $8.8 million in Q1, Q2, Q3 and Q4 respectively.

Q2 2012 SMB gross profit remained flat at $16.8 million in Q2 2012 and Q2 2011. SMB gross profit margin increased to 14.5% in Q2 2012 compared to 12.8% in Q2 2011 primarily due to an increase in vendor consideration as a percentage of net sales as well as a decrease in sales to promotional companies at lower margins.

Q2 2012 SMB operating profit increased by $0.6 million, or 7%, to $9.6 million compared to $9.0 million in Q2 2011. This increase resulted primarily from small improvements in a number of components of selling, general and administrative expenses.

MME

Q2 2012 net sales for our MME segment were $149.0 million compared to $128.6 million in Q2 2011, an increase of $20.4 million, or 16%. This increase was primarily due to a 14% increase in net sales of products in Q2 2012 compared to Q2 2011, as well as a 26% increase in sales of services. In Q2 2012, sales of services increased to 20% of MME segment sales from 18% of sales in Q2 2011.

MME gross profit increased by $1.9 million, or 10%, to $21.8 million in Q2 2012 compared to $19.9 million in Q2 2011, and MME gross profit margin decreased to 14.6% in Q2 2012 compared to 15.4% in Q2 2011. The increase in MME gross profit was due to the increased MME net sales discussed above, partially offset by a decrease in product margins. The decrease in MME gross profit margin was primarily due to a 50 basis point decrease in vendor consideration as a percentage of sales and a competitive pricing environment for product sales.

MME operating profit in Q2 2012 increased by $0.5 million, or 6%, to $8.2 million compared to $7.7 million in Q2 2011. The increase was primarily due to the increased MME gross profit discussed above, partially offset by a $0.6 million increase in personnel costs and a $0.3 million increase in depreciation and amortization expenses primarily related to the acceleration of our SARCOM and NSPI trademark amortization in connection with our rebranding strategy. The increase in personnel costs was primarily related to an increase in unutilized service labor and variable compensation costs related to the growth in our business and a $0.2 million increase in employee severance costs. Q2 2012 operating profit also included a $0.2 million benefit from a decrease in the estimated fair value of the contingent consideration liability related to our NSPI acquisition, compared to a $0.8 million benefit recorded in Q2 2011.

Public Sector

Q2 2012 net sales for our Public Sector segment were $41.6 million compared to $41.4 million in Q2 2011, an increase of $0.2 million, or 1%. This increase in Public Sector net sales was due to a 19% increase in sales to state and local government and educational institutions (SLED) resulting primarily from increased account executive headcount focused on SLED business and increased account executive productivity, partially offset by a 26% decrease in our federal government business.

Public Sector gross profit increased by $0.3 million, or 10%, to $3.7 million in Q2 2012 compared to $3.4 million in Q2 2011. Public Sector gross profit margin increased to 8.8% in Q2 2012 compared to 8.1% in Q2 2011. The increase in Public Sector gross profit and gross profit margin was primarily due to an increase in selling margin and an increase in vendor consideration.

Public Sector operating loss decreased by $0.1 million, or 30%, to $0.2 million in Q2 2012 compared to $0.3 million in Q2 2011. The decrease in Public Sector operating loss was primarily due to the increase in Public Sector gross profit discussed above, partially offset by a $0.4 million increase in personnel costs.

MacMall/OnSale

Q2 2012 net sales for our MacMall/OnSale segment were $56.3 million compared to $61.1 million in Q2 2011, a decrease of $4.7 million, or 8%. The decrease in MacMall/OnSale net sales was primarily due to what we believe was a combination of soft demand in anticipation of product releases as well as constrained inventory once those products were announced.

MacMall/OnSale gross profit remained flat at $6.3 million in Q2 2012 and Q2 2011. MacMall/OnSale gross profit margin increased to 11.2% in Q2 2012 compared to 10.3% in Q2 2011. The increase in MacMall/OnSale gross profit margin was primarily due to an increase in selling margin as well as a 28 basis point increase in vendor consideration as a percentage of sales.

MacMall/OnSale operating profit increased by $1.0 million to $0.8 million in Q2 2012 compared to an operating loss of $0.2 million in Q2 2011. This increase in MacMall/OnSale operating profit was primarily due to a decrease in third party support costs of $0.3 million which were incurred in the prior year to transition our eCost acquisition, a decrease in personnel costs of $0.2 million, a decrease in legal costs of $0.2 million and a decrease in credit card related costs of $0.2 million.

Corporate & Other

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and certain professional and pre-sales support services and other administrative costs that are not otherwise included in our reportable operating segments. Q2 2012 Corporate & Other operating expenses increased by $1.2 million, or 9%, to $14.8 million from $13.6 million in Q2 2011. The increase in Q2 2012 was primarily related to a $1.1 million increase in personnel costs primarily supporting continued investments in IT and professional and pre-sales support services, and a $0.4 million increase in depreciation expense associated with the completed portions of our on-going systems upgrades, partially offset by a $0.5 million decrease in litigation costs.

Consolidated Balance Sheet

Accounts receivable at June 30, 2012 was $195.3 million and decreased by $12.7 million from December 31, 2011. Inventory at June 30, 2012 was $76.4 million and decreased $3.0 million from December 31, 2011, primarily reflecting a sell-through of seasonal purchases made in late 2011, but includes new opportunistic purchases made near the end of Q2 2012. Accounts payable at June 30, 2012 was $128.4 million and increased by $5.8 million from December 31, 2011. Capital expenditures during the six months ended June 30, 2012 were $5.1 million compared to capital expenditures of $14.8 million during the six months ended June 30, 2011, with the decrease primarily due to the purchase in Q1 2011 of our new headquarters building for $9.6 million. Outstanding borrowings under our line of credit decreased by $20.1 million to $71.8 million at June 30, 2012 compared to December 31, 2011. Working capital increased by $7.6 million as of June 30, 2012 compared to December 31, 2011.

Selected Segment Information

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended June 30, 2012			Three Months Ended June 30, 2011
	Net Sales	Gross Profit	Operating Profit (Loss)	Net Sales	Gross Profit	Operating Profit (Loss)
SMB	$115,605	$16,814	$9,592	$131,270	$16,837	$9,005
MME	149,048	21,806	8,163	128,624	19,859	7,697
Public Sector	41,646	3,681	(240)	41,404	3,356	(344)
MacMall/OnSale	56,324	6,289	753	61,071	6,305	(185)
Corporate & Other	(30)	(84)	(14,843)	(459)	29	(13,592)
Total	$362,593	$48,506	$3,425	$361,910	$46,386	$2,581

	Six Months Ended June 30, 2012			Six Months Ended June 30, 2011
	Net Sales	Gross Profit	Operating Profit (Loss)	Net Sales	Gross Profit	Operating Profit (Loss)
SMB	$233,160	$33,578	$18,940	$270,008	$33,755	$18,189
MME	286,381	41,662	14,434	239,133	37,845	12,856
Public Sector	73,876	7,457	(204)	73,081	6,553	(303)
MacMall/OnSale	111,553	12,563	1,073	116,346	12,117	599
Corporate & Other	(31)	18	(30,689)	(720)	(415)	(26,845)
Total	$704,939	$95,278	$3,554	$697,848	$89,855	$4,496

Average Account Executive	Three Months Ended June 30,
Headcount By Segment(1):	2012	2011
SMB	365	369
MME	109	110
Public Sector	122	113
MacMall/OnSale	144	153
Total	740	745

(1)     Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

	Three Months Ended June 30,		Y/Y Sales
Product Sales Mix(1):	2012	2011	Growth
Software	20%	19%	10%
Notebooks	14	14	5
Desktops	10	11	(11)
Delivered services	9	7	27
Networking	8	6	26
Tablets	7	8	(17)
Displays	5	5	3
Storage	4	4	13
Servers	3	4	(24)
Manufacturer service/warranty	3	3	5
Accessories	3	3	19
Input devices	3	2	24
All other (2)	11	14	(22)
Total	100%	100%

(1)     Derived from gross billed sales as currently reflected by our systems.

(2)     All other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. EBITDA should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that this non-GAAP financial measure allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measure is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on August 7, 2012 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss second quarter results. To listen to PC Mall management’s discussion of its second quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 6:30 p.m. ET on August 7, 2012 until August 14, 2012 and can be accessed by calling: (888) 286-8010 and inputting pass code 31356946.

About PC Mall, Inc.

PC Mall, Inc., through its wholly-owned subsidiaries, is a leading value added direct marketer of technology products, services and solutions to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Our brands include: PC Mall, PC Mall Gov, Sarcom, MacMall, Abreon, NSPI, eCost and OnSale. In the twelve months ended June 30, 2012, we generated approximately $1.5 billion in revenue and now have approximately 2,900 employees, over 68% of which are in sales or service positions. For more information please visit pcmall.com/investor or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to statements related to strategic developments such as statements related to operating expenses and cost controls, investments in our services business and related benefits, our positioning in the marketplace and for the future success of our business, our brand strategy and related potential benefits of a more streamlined and unified brand strategy, our IT systems upgrade and integration and related benefits, or other statements or expectations or goals for sales growth or operating leverage or EBITDA. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our IT infrastructure; the relationship between the number of our account executives and productivity; our ability to attract and retain key employees; our ability to receive expected returns on strategic investments including without limit investments in expanded business models; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions; the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our PC Mall Gov contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in the Asia Pacific region and the related effects on our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended March 31, 2012, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PC MALL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$362,593	$361,910	$704,939	$697,848
Cost of goods sold	314,087	315,524	609,661	607,993
Gross profit	48,506	46,386	95,278	89,855
Selling, general and administrative expenses	45,256	44,605	91,899	86,159
Revaluation of earnout liability	(175)	(800)	(175)	(800)
Operating profit	3,425	2,581	3,554	4,496
Interest expense, net	909	835	1,840	1,558
Income before income taxes	2,516	1,746	1,714	2,938
Income tax expense	1,085	710	753	1,175
Net income	$1,431	$1,036	$961	$1,763

Basic and Diluted Earnings Per Common Share
Basic	$0.12	$0.08	$0.08	$0.14
Diluted	0.12	0.08	0.08	0.14

Weighted average number of common shares outstanding:
Basic	12,032	12,405	12,016	12,318
Diluted	12,166	12,750	12,221	12,679

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CONSOLIDATED OPERATING PROFIT

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

EBITDA(a):
Consolidated operating profit	$3,425	$2,581	$3,554	$4,496
Add: Consolidated depreciation expense	2,365	1,879	4,769	3,539
Consolidated amortization expense	787	575	1,533	1,080
EBITDA	$6,577	$5,035	$9,856	$9,115

(a)      EBITDA — earnings before interest, taxes, depreciation and amortization.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$8,558	$9,484
Accounts receivable, net of allowances of $1,352 and $1,642	195,318	207,985
Inventories, net	76,420	79,456
Prepaid expenses and other current assets	12,773	9,681
Deferred income taxes	3,741	3,937
Total current assets	296,810	310,543
Property and equipment, net	46,013	44,745
Deferred income taxes	327	247
Goodwill	25,510	25,510
Intangible assets, net	8,396	9,840
Other assets	2,247	2,387
Total assets	$379,303	$393,272

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$128,356	$122,523
Accrued expenses and other current liabilities	28,101	31,797
Deferred revenue	14,786	18,079
Line of credit	71,753	91,852
Notes payable — current	974	1,015
Total current liabilities	243,970	265,266
Notes payable and other long-term liabilities	16,761	11,574
Deferred income taxes	5,606	5,606
Total liabilities	266,337	282,446
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,408,126 and 14,368,888 shares issued; and 12,034,942 and 11,995,704 shares outstanding, respectively	14	14
Additional paid-in capital	109,204	108,061
Treasury stock, at cost: 2,373,184 shares at each period	(9,733)	(9,733)
Accumulated other comprehensive income	2,292	2,256
Retained earnings	11,189	10,228
Total stockholders’ equity	112,966	110,826
Total liabilities and stockholders’ equity	$379,303	$393,272

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2012	2011
Cash Flows From Operating Activities
Net income	$961	$1,763
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,302	4,619
Provision for deferred income taxes	2,015	620
Net tax benefit related to stock option exercises	—	2
Excess tax benefit related to stock option exercises	(39)	(660)
Non-cash stock-based compensation	1,051	1,062
Decrease in earnout liability	(175)	(800)
Gain on sale of fixed assets	—	(15)
Change in operating assets and liabilities:
Accounts receivable	10,774	4,917
Inventories	3,036	5,327
Prepaid expenses and other current assets	(3,053)	(1,956)
Other assets	51	(100)
Accounts payable	8,303	(29,497)
Accrued expenses and other current liabilities	(4,602)	(532)
Deferred revenue	(3,293)	6,601
Total adjustments	20,370	(10,412)
Net cash provided by (used in) operating activities	21,331	(8,649)
Cash Flows From Investing Activities
Purchase of El Segundo building	—	(9,565)
Purchases of property and equipment	(5,082)	(5,194)
Acquisition of eCost	—	(2,284)
Proceeds from sale of fixed assets	—	23
Net cash used in investing activities	(5,082)	(17,020)
Cash Flows From Financing Activities
Net (payments) borrowings under line of credit	(20,099)	5,769
Capital lease proceeds	4,356	—
Borrowing under note payable	2,859	7,198
Payments under notes payable	(552)	(368)
Change in book overdraft	(2,744)	7,660
Payments of obligations under capital lease	(1,123)	(526)
Proceeds from stock issued under stock option plans	92	665
Payment for deferred financing costs	—	(25)
Excess tax benefit related to stock option exercises	39	660
Net cash (used in) provided by financing activities	(17,172)	21,033
Effect of foreign currency on cash flow	(3)	(58)
Net change in cash and cash equivalents	(926)	(4,694)
Cash and cash equivalents at beginning of the period	9,484	10,711
Cash and cash equivalents at end of the period	$8,558	$6,017
Supplemental Cash Flow Information
Interest paid	$1,638	$1,346
Income taxes paid	969	3,648
Supplemental Non-Cash Investing and Financing Activities
Purchase of infrastructure system	$346	$2,070
Deferred financing costs	—	49